UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 2, 2016
CHS Inc.
_______________________________________
(Exact name of registrant as specified in its charter)

Minnesota	001-36079	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable
_____________________________________________

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2016, at the Annual Meeting (the “Annual Meeting”) of the members of CHS Inc. (“CHS”), each of the following directors was re-elected to the Board of Directors of CHS (the “Board”) for a three-year term: Alan Holm, Dennis Carlson, Randy Knecht and Steve Riegel. In addition, one new director, Mark Farrell, was also elected to the Board for a three-year term at the Annual Meeting. The following directors’ terms of office continued after the Annual Meeting: Donald Anthony, David Bielenberg, Clinton J. Blew, Curt Eischens, Steve Fritel, Jon Erickson, David Johnsrud, David Kayser, Greg Kruger, Ed Malesich, Perry Meyer and Dan Schurr.

Newly-elected director Mark Farrell of Cross Plains, Wisconsin succeeds Robert Bass, who retired from the Board on December 2, 2016 after 22 years of service. Mr. Farrell will represent members in Connecticut, Delaware, Illinois, Indiana, Kentucky, Ohio, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, West Virginia and Wisconsin. Mr. Farrell has served as a director of Premier Cooperative of Mt. Horeb, Wisconsin and its predecessors since 1992, including four years serving as chairman. With his brother and son, Mr. Farrell operates a 4,000-acre corn, wheat and soybean farm, along with a 6,000-head contract hog finishing operation. Mr. Farrell completed the short-course in agriculture at the University of Wisconsin-Madison.

Following the Annual Meeting, the Board held its annual re-organizational meeting, at which each of the following Board officers was elected for a one-year term: David Bielenberg was re-elected Chairman of the Board; Dan Schurr was elected First Vice Chairman of the Board; David Johnsrud was elected Secretary-Treasurer of the Board; Clinton J. Blew was elected Second Vice Chairman of the Board; and Donald Anthony was re-elected Assistant Secretary-Treasurer of the Board.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 2, 2016, at the Annual Meeting, the members of CHS approved certain amendments (the “Amendments”) to CHS’ articles of incorporation (the “Articles”) and bylaws (the “Bylaws”), and those amendments to the Articles and Bylaws became effective.

The Amendments replaced the provisions in the Articles and Bylaws that provided for the “Cooperative Association” and “Individual” classes of membership with provisions providing for the following three new classes of membership:

•
Class A Members: Class A Members are defined as all members who or which are producers of agricultural products or associations of producers of agricultural products for which the voting members of the board of directors and voting membership of that association consist entirely of producers of agricultural products.

•	Class B Members: Class B Members are defined as all members that are organizations operating on a cooperative basis (except Class C Members), but which are not eligible to be Class A Members.

•
Class C Members: Class C Members are defined as any cooperative association that was a member of CHS on the date of the Annual Meeting. Upon any Class C Member undergoing any of three (3) types of events, that member will be ineligible to remain a Class C Member, and in order to remain a member of CHS, it will need to satisfy the membership requirements of another CHS membership class. Those three (3) types of events are as follows: (i) a merger, change in control, change in structure such that it is no longer operating on a cooperative basis, or any other similar change in status, (ii) reduction of the percentage of the voting members of its board of directors who are producers of agricultural products, or (iii) change in its policies, procedures or governance documents to permit persons other than producers of agricultural products to have voting power. If that member is unable to meet the membership requirements of another membership class, the Board may terminate that member’s membership in CHS. In addition, at any time, a Class C Member may request to move to another class of membership in CHS for which the member is otherwise eligible.

Class A Members and Class C Members have voting rights, but Class B Members do not. Accordingly, although Class B Members are “members” for purposes of the Article and Bylaws, they are not “members” for purposes of the Minnesota Cooperative Law.

Item 7.01     Regulation FD Disclosure.

On December 5, 2016, CHS issued a press release announcing the results of the election of directors to the Board and the approval of the Amendments. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.
d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of CHS Inc.
3.2	Amended and Restated Bylaws of CHS Inc.
99.1	Press Release dated December 5, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

December 5, 2016	By:	/s/ Timothy Skidmore

Name: Timothy Skidmore
Title: Executive Vice President and Chief Financial Officer